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                                  EXHIBIT 16.2



[ARTHUR ANDERSEN LETTERHEAD]

March 31, 2000

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


        We have read Item 4 included in the Form 8-K dated March 31, 2000, of QuadraMed Corporation filed with the Securities and Exchange Commission and we are in agreement with the statements contained therein, except that (i) we have no basis to agree or disagree with the statements of the registrant contained in the last sentence of the first paragraph of Item 4(a), and (ii) we were not engaged by the registrant to perform review procedures for the quarter ended March 31, 2000 financial statements.



                                            Very truly yours,


                                            /s/ Arthur Andersen LLP
                                            Arthur Andersen LLP

cc: John Cracchiolo


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